                                                                  Exhibit 99


[logo]
[ENGINEERED SUPPORT SYSTEMS, INC.______________________________________________

                                    201 Evans Lane  o  St. Louis, MO 63121-1126


For further information, please contact:
Daniel E. Kreher
314/553-4915


              ENGINEERED SUPPORT ANNOUNCES 3-FOR-2 STOCK SPLIT;
                        SHAREHOLDERS ELECT DIRECTORS,
                   RATIFY NON-EXECUTIVE STOCK OPTION PLAN


         ST. LOUIS, MO., MARCH 1, 2005 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) today announced the approval by the Company's Board of Directors of a 3-FOR-2 STOCK SPLIT, which will be made in the form of a 50% stock dividend. The additional shares will be distributed on April 15, 2005 to shareholders of record as of the close of business on March 15, 2005. Engineered Support currently has approximately 27.3 million shares of common stock outstanding, and, after the split, the number of shares outstanding will increase to approximately 41 million. The semi-annual cash dividend of $.018 (or 1.8 cents) per share will remain unchanged, according to MICHAEL
F. SHANAHAN, SR., CHAIRMAN.

Shanahan commented, "This current 50% stock dividend represents the fourth stock split that we've undertaken within the past four years. The additional liquidity and share float provided to our stockholders from previous splits has certainly enhanced long-term shareholder value. The 3-for-2 share split expresses the confidence we have in the Company's business prospects going forward."

In addition, at Engineered Support's 20th Annual Shareholders' Meeting today, the following six individuals were voted to the Company's Board of Directors to hold office for terms of three years: Company executives Gerald
A. Potthoff, Vice Chairman, CEO and President, and Gary C. Gerhardt, Vice Chairman and CFO, as well as four independent directors, Thomas J. Guilfoil, James A.Schaefer, MG George E. Friel (U.S. Army, Retired) and General Charles T. Robertson, Jr. (U.S. Air Force, Retired). The Company's shareholders also approved the 2005 Non-Executive Stock Option Plan at the Annual Meeting.

Engineered Support Systems, Inc. designs, manufactures and supplies integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The Company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at www.engineeredsupport.com.

                                 *  *  *  *